Exhibit 2.1(b)

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (“Amendment”) is made and entered into as of August 1, 2012, by and between Atmos Energy Corporation, a corporation incorporated in the State of Texas and the Commonwealth of Virginia (“Seller”), and Liberty Energy (Midstates) Corp., a Missouri corporation (“Buyer”), and amends that certain Asset Purchase Agreement, dated May 12, 2011 (the “Agreement”), by and between the parties.

WHEREAS, Seller and Buyer entered into the Agreement on May 12, 2011;

WHEREAS, pursuant to Section 11.1 of the Agreement, Seller and Buyer now desire to amend certain provisions of the Agreement in the manner set forth herein.

NOW THEREFORE, in consideration of the parties’ respective covenants, representations, warranties, and agreements hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

1. Amended Agreement. The Agreement is amended as follows:

(a) Subsection (b) of Section 2.1 (Purchased Assets) of the Agreement is amended by deleting all existing text of that subsection in its entirety and substituting the following text in its entirety:

“all Billed Revenues and Unbilled Revenues, each as defined in Section 3.5, which for the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, shall constitute Current Assets for purposes of calculating the Adjustment Amount;”

(b) Subsection (a) of Section 2.2 (Excluded Assets) of the Agreement is amended by deleting all existing text of that subsection in its entirety and substituting the word “Reserved”.

(c) Section 3.5 (Unbilled Revenues) of the Agreement is amended by deleting all existing text of that subsection in its entirety and substituting the following text in its entirety:

“On and prior to the Closing Date, Seller shall read all customer meters in their normal cycle and in due course render the related bills to its customers served by the Business. Seller shall also read each daily read transportation customer meter (collectively, “Large Volume Meters”) on the day immediately preceding the Closing Date. Seller shall provide Buyer with the last meter reading from each of the Large Volume Meters made on the day immediately preceding the Closing Date as soon as practicable after the Closing Date. After the Closing Date, Buyer shall read the customer meters for their first time, in the normal cycle, and in due course render bills for service during the period between Seller’s last reading in the normal cycle and Buyer’s first reading in the normal cycle to the customers served by the Business. Buyer shall determine the volume of gas sold by Seller prior to the Closing Date through Large Volume Meters by Seller’s meter readings on the day immediately preceding the Closing Date. Buyer shall determine by allocation the volumes of gas sold through all meters other than Large Volume Meters, by Seller prior to the Closing Date, and by Buyer on and after the Closing Date and prior to its first meter reading, through meters without charts. Such allocation shall be consistent with Seller’s past practices for unbilled revenues. The receivables related to the volume of gas allocable to Seller under this Section but not yet billed to customers served by the Business shall be defined as “Unbilled Revenue.” “Billed Revenue” shall mean all outstanding bills to customers served by the Business that have not been paid as of the Closing Date less (i) any offset that results from the difference between installment payments and gas consumed and (ii) allowance for bad debt, which shall be calculated consistent with Seller’s past practices.”

(d) Subsection (e) of Section 7.10 (Employee Benefits) of the Agreement is amended by deleting all existing text of that subsection in its entirety and substituting the following text in its entirety:

“Seller shall fully vest all Transferred Employees in their account balances under Seller’s Retirement Savings Plan (the “Seller’s 401(k) Plan”), effective as of the Closing Date. Effective as of the Closing Date, Buyer shall maintain or designate, or cause to be maintained or designated, a defined contribution plan and related trust intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the “Buyer’s 401(k) Plan”). Effective as of the Closing Date, the Transferred Employees shall cease participation in Seller’s 401(k) Plan, and shall commence participation in Buyer’s 401(k) Plan. The Buyer’s 401(k) Plan shall provide for the receipt from Transferred Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code), including rollovers of outstanding plan loans under the Seller’s 401(k) Plan (and all assets and liabilities associated thereto). As soon as practicable following the Closing Date, Buyer shall provide Seller with such documents and other information as Seller shall reasonably request to assure itself that the Buyer’s 401(k) Plan is tax-qualified and provides for the receipt of eligible rollover distributions. Each Transferred Employee shall be given the opportunity to receive a distribution of his or her account balance under Seller’s 401(k) Plan and shall be given the opportunity to elect a direct rollover of such account balance, including the rollover of any outstanding plan loans, to the Buyer’s 401(k) Plan, subject to and in accordance with the provisions of such plan and applicable Law. Seller and Buyer shall cooperate in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those Transferred Employees who elect to rollover their account balances directly to the Buyer’s 401(k) Plan. With respect to each Transferred Employee who elects to effect an eligible rollover distribution of their account balances to the Buyer’s 401(k) Plan and has an outstanding plan loan under Seller’s 401(k) Plan as of the Closing Date, Seller and Buyer shall cooperate to take such steps as may be necessary to (i) name the trustee of the Buyer’s 401(k) Plan as the obligee of such loan, (ii) obtain an executed written acknowledgement from such Transferred Employee that Buyer’s Plan will be the obligee of such loan, and (iii) permit any such Transferred Employee to make timely loan service payments to Buyer’s 401(k) Plan through payroll deductions by Buyer (or its applicable Affiliate) on or after completion of

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the eligible rollover distribution. On and after the Closing Date and prior to the completion by any Transferred Employee of an eligible rollover distribution which includes the rollover of an outstanding plan loan, Buyer and Seller shall cooperate to permit such Transferred Employee to make timely loan service payments to Seller’s 401(k) Plan through payroll deductions by Buyer (or its applicable Affiliate).”

(e) Section 8.2 (Conditions to Buyer’s Closing Obligations) of the Agreement is amended by adding a new Subsection (i) following the existing text of that section, which new Subsection (i) shall read in its entirety:

“A FERC waiver effectuating the transfer of transportation capacity to Buyer will be obtained prior to the Closing, or, if a waiver is not obtained prior to the Closing, the Parties shall ensure that the transportation capacity pricing and service to which Seller is currently entitled is preserved through the transaction.”

(f) Subsection (b)(ii) of Section 1 (Adjustment Amount) of Appendix A to the Agreement is amended by deleting all existing text of that subsection in its entirety and substituting the following text in its entirety:

““Regulatory Liabilities” means the Value as of the Effective Time of the FERC Accounts related to liabilities to refund or credit amounts to customers through rates and charges in future periods (together with any interest or return thereon), that result specifically from ratemaking action by the Applicable Commission (whether pursuant to a decrease or offset to rate base for ratemaking purposes or pursuant to an authorized recovery or credit mechanism), that are included in Assumed Obligations as of the Effective Time or are imposed on Buyer by any Applicable Commission for rate purposes in connection with the approval of the transaction (and excluding any amounts included in the Closing Net PPE Amount); provided that the rate base offset required pursuant to that certain Unanimous Stipulation and Agreement in Case No. GM-2012-0037 before the Public Service Commission of the State of Missouri (the “Missouri Rate Base Offset”) shall, in no circumstance, constitute a Regulatory Liability or affect the calculation of Regulatory Liabilities. For the avoidance of doubt, notwithstanding any provision of the Agreement to the contrary, the Missouri Rate Base Offset shall not affect the calculation of the Adjustment Amount, and the Purchase Price shall not be increased, decreased or otherwise adjusted in respect of the Missouri Rate Base Offset.”

(g) The Schedules to the Agreement, other than the Seller Disclosure Schedules, are amended by deleting all existing such Schedules in their entirety and substituting the Schedules of corresponding numbers attached to this Amendment.

2. Miscellaneous.

(a) Capitalized Terms. Unless otherwise defined herein, each of the capitalized terms used herein, but not defined herein, shall have the same meaning given to such term in the Agreement. Terms defined herein that are used in an amended provision of the Agreement shall have the same meaning as their definitions herein.

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(b) Entire Agreement. This Amendment will be a valid and binding agreement of the parties only if and when it is fully executed and delivered by the parties, and until such execution and delivery no legal obligation will be created by virtue hereof or any discussions with respect hereto. This Amendment embodies the entire agreement and understanding of the parties hereto in respect of the matters contemplated by this Amendment. This Amendment supersedes all prior agreements and understandings between the parties with respect to such matters contemplated hereby.

(c) Ratification; Interpretation. Except as specifically amended by this Amendment, the Agreement remains in effect in accordance with all terms and conditions contained therein. For the avoidance of doubt, the phrases “as of the date hereof”, “as of the date of this Agreement” or words of similar import as used in the Agreement (as amended pursuant to this Amendment) shall mean “as of May 12, 2011” (i.e., the date the Agreement was executed).

(d) Amendment. This Amendment may be amended, modified, or supplemented only by written agreement of Seller and Buyer.

(e) Governing Law. This Amendment (as well as any claim or controversy arising out of or relating to this Amendment or the transactions contemplated hereby) shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules thereof that would otherwise require the laws of another jurisdiction to apply.

(f) Delivery. This Amendment may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with such facsimile signature constituting an original for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective duly authorized officers as of the date first above written.

ATMOS ENERGY CORPORATION

By:	/s/ FRED E. MEISENHEIMER

Name:	Fred E. Meisenheimer
Title:	Senior Vice President and Chief
Financial Officer

LIBERTY ENERGY (MIDSTATES) CORP.

By:	/s/ DAVID BRONICHESKI

Name:	David Bronicheski
Title:	Treasurer and Secretary

By:	/s/ LINDA BEAIRSTO

Name:	Linda Beairsto
Title:	Authorized Signing Officer

Signature Page to Amendment No. 1 to Asset Purchase Agreement

SCHEDULE 1.1-A

BUYER REQUIRED REGULATORY APPROVALS

APPLICABLE COMMISSIONS

Approval by each Applicable Commission of the joint application of the Parties for the approval of the transactions contemplated by the Agreement, including:

(a)

Authorization of Buyer to provide regulated gas distribution service in the applicable jurisdiction upon and following the Closing at the same rates, charges, terms and conditions as set forth in the then current tariffs of Seller with respect to the Business on file with the Applicable Commission, including the issuance or approval of the transfer to Buyer of all certificates of public convenience and necessity and other licenses, authorizations, waivers and approvals previously granted by the Applicable Commission to Seller and required for Buyer to operate the Business as currently operated by Seller.

(b)

Approval of the assumption and transfer to Buyer of, and authorization to record and recover in accordance with the terms and conditions then applicable to Seller, the Regulatory Assets and Regulatory Liabilities included in the Purchased Assets and Assumed Obligations, and to record and recover a regulatory asset or liability to reflect unfunded pension plan and post- retirement benefits other than pension obligations, if any, assumed by Buyer, to be amortized over the average remaining service period of employees of the Business expected to receive benefits under such plans.

(c)

Approval for Buyer to issue debt, either to third parties or to one or more of its Affiliate parent companies, with respect to the financing of the transaction contemplated by the Agreement, in an amount such that the debt component of the utility’s capital structure does not exceed 50% of such capital structure.

(d)

Authorization of the parties to enter into and perform in accordance with the terms of all other documents reasonably necessary and incidental to the performance of the transactions contemplated by the Agreement.

FERC:	Any and all approvals of the Federal Energy Regulatory Commission required in connection with the transactions contemplated by the Agreement.

Amended Schedules - 1

SCHEDULE 1.1-B

PERMITTED ENCUMBRANCES

1.

Unrecorded easements, discrepancies or conflicts in boundary lines, shortages in area and encroachments which an accurate and complete survey would disclose, that do not, individually or in the aggregate, materially interfere with Buyer’s operation of the Business or use of any of the Purchased Assets in the manner currently used and do not secure any Excluded Liabilities.

2.

All matters of record which would be disclosed by an abstract of title, title opinion or title insurance commitment, that do not, individually or in the aggregate, materially interfere with Buyer’s operation of the Business or use of any of the Purchased Assets in the manner currently used and do not secure any Excluded Liabilities.

Amended Schedules - 2

SCHEDULE 1.1-C

SELLER REQUIRED REGULATORY APPROVALS

ILLINOIS

Illinois Commerce Commission

1.	Joint application for approval of the sale of certain of its assets located in the State of Illinois to Liberty Energy (Midstates) Corp.

2.	Order issued approving said sale on June 27, 2012.

IOWA

Iowa State Utilities Board

1.	Joint application for approval of the sale of certain of its assets located in the State of Iowa to Liberty Energy (Midstates) Corp.

2.	Order issued approving said sale on November 14, 2011.

MISSOURI

Missouri Public Service Commission

1.	Joint application for approval of the sale of certain of its assets located in the State of Missouri to Liberty Energy (Midstates) Corp.

2.	Order issued approving said sale on March 14, 2012.

FEDERAL

1.	FERC—Order Issuing Blanket Certificate of Limited Jurisdiction, Atmos Energy Corporation, 138 FERC ¶ 62,319 (March 29, 2012).

Amended Schedules - 3

SCHEDULE 1.1-D

SELLER’S KNOWLEDGE – LIST OF EMPLOYEES

Name	Title
Kevin Akers	President Kentucky/Mid-States Division

Ernie Napier	Vice President, Technical Services Kentucky/Mid-States Division

Kevin Dobbs	Vice President, Operations Kentucky/Mid-States Division

Kenny Malter	Vice President, Gas Supply

Louis Gregory	Senior Vice President, General Counsel & Corporate Secretary

Pace McDonald	Vice President, Tax

Doug Walther	Deputy General Counsel

Greg Waller	Manager, Rates & Regulatory Affairs

Amended Schedules - 4

SCHEDULE 1.1-E

TERRITORY

1. ILLINOIS: The local natural gas distribution system comprising approximately 702 miles of pipeline of varying diameters from 2-inches to 8-inches, associated with the natural gas distribution system serving the primary markets of Alma, Altamont, Beecher City, Brookport, Brownstown, Carrier Mills, Cowden, Eldorado, Farina, Farmersville, Galatia, Girard, Harrisburg, Huey, Iuka, Joppa, Kinmundy, Metropolis, Middletown, Muddy, New Holland, Raleigh, Salem, St. Elmo, St. Peter, Thayer, Vandalia, Virden, Waggoner, and Xenia.

2. IOWA: The local natural gas distribution system comprising approximately 144 miles of pipeline of varying diameters from 2-inches to 10-inches, associated with the natural gas distribution system serving the primary markets of Keokuk and Montrose.

3. MISSOURI: The local natural gas distribution system comprising approximately 2,179 miles of pipeline of varying diameters from 2-inches to 12-inches, associated with the natural gas distribution system serving the primary markets of Adrian, Alexandria, Amoret, Appleton, Arbela, Arbyrd, Arcadia, Archie, Benton, Bertrand, Bowling Green, Butler, Campbell, Canton, Cardwell, Caruthersville, Chaffee, Charleston, Clarkton, Cooter, Doniphan, East Prairie, Edina, Ewing, Gideon, Gordonville, Greentop, Greenville, Hannibal, Hayti Heights, Hayti, Holcomb, Holland, Hornersville, Howardville, Hume, Ironton, Jackson, Kahoka, Kirksville, Knox City, La Plata, Labelle, LaGrange, Lambert, Lancaster, Lewistown, Lilbourn, Luray, Malden, Marston, Matthews, Memphis, Miner, Monticello, Montrose, Morehouse, Morley, Naylor, Neelyville, New Madrid, North Lilbourn, Oak Ridge, Oran, Palmyra, Passaic, Piedmont, Portageville, Puxico, Queen City, Qulin, Rich Hill, Senath, Sikeston, Steele, Wardell, and Wayland.

4. MISCELLANEOUS: Approximately twenty (20) feet of four-inch (4”) steel pipeline at or near the Kansas/Missouri border, running from the outlet valve on the State Line Meter setting, under State Line Road in the County of Linn, Kansas, to the Kansas/Missouri border.

Amended Schedules - 5

SCHEDULE 2.1(a)(i)

REAL PROPERTY AND REAL PROPERTY INTERESTS

1. OWNED OFFICE/WAREHOUSE STRUCTURES AND LAND:

a.	ILLINOIS

i.	611 N. Main, Harrisburg, IL.

b.	IOWA

i.	None.

c.	MISSOURI

i.	2 Industrial Loop Drive, Hannibal, MO (Seller shall cause its Subsidiary to transfer to Buyer).

ii.	Out Lot 50, Hannibal, MO (remediated former MGP site).

iii.	101 E. Mill Street, Butler, MO.

iv.	209 Champ Clark Drive, Bowling Green, MO.

v.	916 Green Street, Kirksville, MO.

Amended Schedules - 6

SCHEDULE 2.1(a)(i)

REAL PROPERTY AND REAL PROPERTY INTERESTS

(Continued)

2. LEASED OFFICE/WAREHOUSE SPACE:

Illinois

Address	Type	Office Size	Warehouse Size	Other Size	Action Required	Status
136 E. Dean St, Virden 62690	Office	2736	2914		Prior written consent	Complete

224 S. 6th St, Vandalia 62471	Office	1750	2650		Prior written consent	Complete

615 E. 10th St, Metropolis 62960	Office	1200	1250	1125	Prior written consent	Complete

Iowa

Address	Type	Office Size	Warehouse Size	Other Size	Action Required	Status
2547 Hilton Rd, Keokuk 52632	Office	4430	5360		Prior written consent	Discussing with landlord

Missouri

Address	Type	Office Size	Warehouse Size	Other Size	Action Required	Status
100 S. Main, Butler 64730	Other	2000	232		Prior written consent	New lease signed by Liberty

900 Truman Blvd, Caruthersville 63830	Other	4500	1200		Prior written consent	Complete

2370 N. High St, Suite 1, Jackson 63755	Office	2500			Prior written consent	Complete

216 W. Main, Malden 63863	Office	1000		248	Silent	Complete

1024 Linn St, Sikeston 63801	Office	4000	6000		Prior written consent	Complete

113 R S. Main, Ironton 63650	Storage space		375		None	Acknow. still outstanding

617 North Main Piedmont	Storage space		375		None	Liberty to determine if new lease is needed

“Complete” indicates both Consent & Estopel and Acknowledgement have been fully executed.

Amended Schedules - 7

3. EASEMENTS AND RIGHTS-OF-WAY

a. ILLINOIS: All right, title and interest to all real property (and interests therein and appurtenances thereto), rights-of-way, leases, easements, licenses or other rights to use or have access, servitudes, distribution systems and assets, whether or not of record, including (without limitation) in the counties of Champaign, Clay, Clinton, Effingham, Fayette, Logan, Macoupin, Marion, Massac, Menard, Montgomery, Saline, Sangamon, and Shelby, associated with the high pressure natural gas distribution system service for the primary markets of Alma, Altamont, Beecher City, Brookport, Brownstown, Carrier Mills, Cowden, Eldorado, Farina, Farmersville, Galatia, Girard, Harrisburg, Huey, Iuka, Joppa, Kinmundy, Metropolis, Middletown, Muddy, New Holland, Raleigh, Salem, St. Elmo, St. Peter, Thayer, Vandalia, Virden, Waggoner, and Xenia.

b. IOWA: All right, title and interest to all real property (and interests therein and appurtenances thereto), rights-of-way, leases, easements, licenses or other rights to use or have access, servitudes, distribution systems and assets, whether or not of record, including (without limitation) in the county of Lee, associated with the high pressure natural gas distribution system service for the primary markets of Keokuk and Montrose.

c. MISSOURI: All right, title and interest to all real property (and interests therein and appurtenances thereto), rights-of-way, leases, easements, licenses or other rights to use or have access, servitudes, distribution systems and assets, whether or not of record, including (without limitation) in the counties of Adair, Bates, Butler, Cape Girardeau, Cass, Clark, Dunklin, Henry, Iron, Knox, Lewis, Macon, Marion, Mississippi, New Madrid, Pemiscot, Pike, Ralls, Ripley, Schuyler, Scotland, Scott, St. Clair, Stoddard and Wayne associated with the high pressure natural gas distribution system service for the primary markets of the primary markets of Adrian, Alexandria, Amoret, Appleton, Arbela, Arbyrd, Arcadia, Archie, Benton, Bertrand, Bowling Green, Butler, Campbell, Canton, Cardwell, Caruthersville, Chaffee, Charleston, Clarkton, Cooter, Doniphan, East Prairie, Edina, Ewing, Gideon, Gordonville, Greentop, Greenville, Hannibal, Hayti Heights, Hayti, Holcomb, Holland, Hornersville, Howardville, Hume, Ironton, Jackson, Kahoka, Kirksville, Knox City, La Plata, Labelle, LaGrange, Lambert, Lancaster, Lewistown, Lilbourn, Luray, Malden, Marston, Matthews, Memphis, Miner, Monticello, Montrose, Morehouse, Morley, Naylor, Neelyville, New Madrid, North Lilbourn, Oak Ridge, Oran, Palmyra, Passaic, Piedmont, Portageville, Puxico, Queen City, Qulin, Rich Hill, Senath, Sikeston, Steele, Wardell, and Wayland.

Amended Schedules - 8

SCHEDULE 2.1(a)(ii)

ALL OTHER NATURAL GAS DISTRIBUTION UTILITY SYSTEM ASSETS

1. HIGH PRESSURE PIPELINE DISTRIBUTION SYSTEM

a. ILLINOIS: All personal property comprising approximately 702 miles of pipeline of varying diameters from 2-inches to 8-inches, associated with the high pressure natural gas distribution system serving the primary markets of Alma, Altamont, Beecher City, Brookport, Brownstown, Carrier Mills, Cowden, Eldorado, Farina, Farmersville, Galatia, Girard, Harrisburg, Huey, Iuka, Joppa, Kinmundy, Metropolis, Middletown, Muddy, New Holland, Raleigh, Salem, St. Elmo, St. Peter, Thayer, Vandalia, Virden, Waggoner, and Xenia.

b. IOWA: All personal property comprising approximately 144 miles of pipeline of varying diameters from 2-inches to 10-inches, associated with the high pressure natural gas distribution system serving the primary markets of Keokuk and Montrose.

c. MISSOURI: All personal property comprising approximately 2,179 miles of pipeline of varying diameters from 2-inches to 12-inches, associated with the high pressure natural gas distribution system serving the primary markets of Adrian, Alexandria, Amoret, Appleton, Arbela, Arbyrd, Arcadia, Archie, Benton, Bertrand, Bowling Green, Butler, Campbell, Canton, Cardwell, Caruthersville, Chaffee, Charleston, Clarkton, Cooter, Doniphan, East Prairie, Edina, Ewing, Gideon, Gordonville, Greentop, Greenville, Hannibal, Hayti Heights, Hayti, Holcomb, Holland, Hornersville, Howardville, Hume, Ironton, Jackson, Kahoka, Kirksville, Knox City, La Plata, Labelle, LaGrange, Lambert, Lancaster, Lewistown, Lilbourn, Luray, Malden, Marston, Matthews, Memphis, Miner, Monticello, Montrose, Morehouse, Morley, Naylor, Neelyville, New Madrid, North Lilbourn, Oak Ridge, Oran, Palmyra, Passaic, Piedmont, Portageville, Puxico, Queen City, Qulin, Rich Hill, Senath, Sikeston, Steele, Wardell, and Wayland.

Amended Schedules - 9

2. GAS DISTRIBUTION ASSETS

a. ILLINOIS: All personal property associated with the distribution system’s provision of service, including, without limitation, compressors, pumps, motors, dehydrators, treaters, vessels, machinery, vehicles, trailers, fences, tools, lubricants, materials, supplies and spare-parts and computer hardware, and Seller’s interest as lessee in any equipment leased by Seller, to the primary markets of Alma, Altamont, Beecher City, Brookport, Brownstown, Carrier Mills, Cowden, Eldorado, Farina, Farmersville, Galatia, Girard, Harrisburg, Huey, Iuka, Joppa, Kinmundy, Metropolis, Middletown, Muddy, New Holland, Raleigh, Salem, St. Elmo, St. Peter, Thayer, Vandalia, Virden, Waggoner, and Xenia.

b. IOWA: All personal property associated with the distribution system’s provision of service, including, without limitation, compressors, pumps, motors, dehydrators, treaters, vessels, machinery, vehicles, trailers, fences, tools, lubricants, materials, supplies and spare-parts and computer hardware, and Seller’s interest as lessee in any equipment leased by Seller, to the primary markets of Keokuk and Montrose.

c. MISSOURI: All personal property associated with the distribution system’s provision of service, including, without limitation, compressors, pumps, motors, dehydrators, treaters, vessels, machinery, vehicles, trailers, fences, tools, lubricants, materials, supplies and spare-parts and computer hardware, and Seller’s interest as lessee in any equipment leased by Seller, to the primary markets of Adrian, Alexandria, Amoret, Appleton, Arbela, Arbyrd, Arcadia, Archie, Benton, Bertrand, Bowling Green, Butler, Campbell, Canton, Cardwelll, Caruthersville, Chaffee, Charleston, Clarkton, Cooter, Doniphan, East Prairie, Edina, Ewing, Gideon, Gordonville, Greentop, Greenville, Hannibal, Hayti Heights, Hayti, Holcomb, Holland, Hornersville, Howardville, Hume, Ironton, Jackson, Kahoka, Kirksville, Knox City, La Plata, Labelle, LaGrange, Lambert, Lancaster, Lewistown, Lilbourn, Luray, Malden, Marston, Matthews, Memphis, Miner, Monticello, Montrose, Morehouse, Morley, Naylor, Neelyville, New Madrid, North Lilbourn, Oak Ridge, Oran, Palmyra, Passaic, Piedmont, Portageville, Puxico, Queen City, Qulin, Rich Hill, Senath, Sikeston, Steele, Wardell, and Wayland.

Amended Schedules - 10

SCHEDULE 2.1(i)

ASSETS AND OTHER RIGHTS

ILLINOIS

None.

IOWA

None.

MISSOURI

None.

Amended Schedules - 11

SCHEDULE 2.2(g)

ALL EXCLUDED AGREEMENTS, CONTRACTS, AND UNDERSTANDINGS

1. Agreements jointly used by the subject Business and other divisions of Seller:

Contractor	Description	Effective Date	Term
Bank of America	P-Card and Travel & Entertainment Card	12/9/2010	Ongoing

McJunkin	Pipe valves & fittings	2/21/2011	Three years

GE Capital Fleet Services	Master Lease Agreement; and related addendum*	1/15/1999	Ongoing

GE Capital Fleet Services	Master Services Agreement ; and related addendum*	1/15/1999	Ongoing

ARI Fleet LT and Automotive Rentals, Inc.	Lease and fleet management services agreement *	5/4/2010	Ongoing

Deere Credit, Inc.	Master Lease Agreement - Equipment leases*	3/10/2003	Two years

US Bank	Retail lockbox	12/16/2009	Three years

CheckFree	Walkin pay centers and e-bill handling	3/31/2006	Ongoing

BillMatrix	Credit Card payment processing	3/1/2011	Negotiating new contract, currently month-to-month

Western Union	Walk-in pay centers	3/31/1997	Ongoing

Fidelity Express	Walk-in pay centers	12/19/2003	Annual auto-renewal

Visa	Acceptance & promotional agreement	5/1/2011	Two years

Contract Callers, Inc.	Outside collection agency	1/1/2005	Ongoing

Professional Finance Co.	Outside collection agency	10/1/2005	Ongoing

Dynamic Recovery Services	Outside collection agency	4/1/2004	Ongoing

HHT Limited	Outside collection agency	5/6/2010	Ongoing

Kubra	Bill printing	7/30/2009	4/30/2013

Societe Generale	ISDA Master Agreement		Ongoing

Barclays Bank PLC	ISDA Master Agreement		Ongoing

CitiGroup Inc.	ISDA Master Agreement		Ongoing

Conoco Phillips	ISDA Master Agreement		Ongoing

Amended Schedules - 12

Credit Agricole (formerly Calyon)	ISDA Master Agreement	Ongoing

Fifth Third Bank	ISDA Master Agreement	Ongoing

JPMorgan Chase Bank N.A.	ISDA Master Agreement	Ongoing

Wells Fargo Bank, National	ISDA Master Agreement	Ongoing

Shell Energy North America (US)	ISDA Master Agreement	Ongoing

Morgan Stanley	ISDA Master Agreement	Ongoing

BP Corporation North America Inc.	ISDA Master Agreement	Ongoing

BNP Paribas	ISDA Master Agreement	Ongoing

Royal Bank of Canada	ISDA Master Agreement	Ongoing

Bank of Montreal	ISDA Master Agreement	Ongoing

Credit Suisse	ISDA Master Agreement	Ongoing

Deutsche Bank Securities Inc.	ISDA Master Agreement	Ongoing

Goldman, Sachs & Co.	ISDA Master Agreement	Ongoing

*

Assets that principally relate to the current operation of the Business that are leased under a lease, contract or agreement set forth on this Schedule 2.2(g) will be transferred to Buyer pursuant to an assignment or partial assignment of the lease schedule or lease of which they are a part (without assignment of the master lease agreement itself or any other lease thereunder); provided, however, that if such lease cannot be assigned to Buyer, such assets shall be subject to Section 7.6(c) of the Agreement.

2. Base NAESB Agreements.

Contract No.	Description	Party	Term
UCG-10835	Gas Supply Agreement – Base Contract (NAESB)	CenterPoint Energy Gas Marketing Company	Ongoing

UCG-10999	Gas Supply Agreement – Base Contract (NAESB)	OGE Energy Resources, Inc.	Ongoing

UCG-11074	Gas Supply Agreement – Base Contract (NAESB)	Tenaska Marketing Ventures	Ongoing

Amended Schedules - 13

UCG-11105	Gas Supply Agreement – Base Contract (NAESB)	Coral Energy Resources, L.P.	Ongoing

UCG-11105	Gas Supply Agreement – Base Contract (NAESB)	Coral Energy Resources, L.P.	Ongoing

UCG-10835	Gas Supply Agreement – Base Contract (NAESB)	CenterPoint Energy Gas Marketing Company	Ongoing

UCG-10837	Gas Supply Agreement – Base Contract (NAESB)	ConocoPhillips Company	Ongoing

UCG-10999	Gas Supply Agreement – Base Contract (NAESB)	OGE Energy Resources, Inc.	Ongoing

UCG-11105	Gas Supply Agreement – Base Contract (NAESB)	Coral Energy Resources, L.P.	Ongoing

UCG-11313	Gas Supply Agreement – Base Contract (NAESB)	Laclede Energy Resources, Inc.	Ongoing

3. Radio Licenses.

Call Sign / Lease ID	Name	FRN	Radio Service	Status	Expires	Control Point
WNGL827	Atmos Energy Corporation, Mid-States Division	577305	IG	Active	3/1/2013	425 College St., Canton, MO

KDU845	Atmos Energy Corporation, Mid-States Division	577305	IG	Active	4/18/2013	611 N. Main St., Harrisburg, IL

KNAM811	Atmos Energy Corporation, Mid-States Division	577305	IG	Active	11/5/2015	136 E. Dean St., Virden, IL

Amended Schedules - 14

SCHEDULE 2.2(o)

EXCLUDED ASSETS AND OTHER RIGHTS

ILLINOIS

None.

IOWA

None.

MISSOURI

None.

Amended Schedules - 15

SCHEDULE 7.1

EXCEPTIONS TO CONDUCT OF BUSINESS IN ORDINARY COURSE

ILLINOIS

None.

IOWA

None.

MISSOURI

None.

Amended Schedules - 16

SCHEDULE 7.1(c)

CAPITAL INVESTMENTS PROGRAM

1.	SEE FY 2011 CAPITAL BUDGET PREVIOUSLY PROVIDED TO BUYER.

2.	PROPOSED FY 2012 CAPITAL BUDGET TO BE PROVIDED TO BUYER

(which in the aggregate will be reasonably consistent with the FY 2011 Capital Budget).

Amended Schedules - 17

SCHEDULE 7.9(a)

LIST OF BUSINESS EMPLOYEES

ILLINOIS State Total: 30

Hire Date	Job Name	Work Location	Grade	Pay Basis
1/5/1987	Sr. Service Technician	Metropolis	2	Non Exempt Hrly
8/27/2007	Sr. Construction Operator	Harrisburg	2	Non Exempt Hrly
6/24/1985	Sr. Service Technician	Harrisburg	2	Non Exempt Hrly
9/3/1985	Sr. Service Technician	Metropolis	2	Non Exempt Hrly
11/7/1983	Distribution Operator	Vandalia	3	Non Exempt Hrly
10/1/1983	Operations Supervisor	Harrisburg	5	Exempt Salary
1/26/1987	Sr. Construction Operator	Metropolis	2	Non Exempt Hrly
7/13/1981	Distribution Operator	Metropolis	3	Non Exempt Hrly
8/7/1989	Crew Leader	Harrisburg	3	Non Exempt Hrly
2/24/1987	Sr. MIC Tech	Vandalia	3	Non Exempt Hrly
10/1/1983	Sr. Service Technician	Harrisburg	2	Non Exempt Hrly
10/3/1983	Crew Leader	Vandalia	3	Non Exempt Hrly
1/1/1984	Sr. Construction Operator	Vandalia	2	Non Exempt Hrly
3/13/1980	Operations Assistant	Vandalia	2	Non Exempt Hrly
10/29/1984	Operations Supervisor	Vandalia	5	Exempt Salary
8/27/1979	Crew Leader	Metropolis	3	Non Exempt Hrly
12/23/2002	Operations Assistant	Harrisburg	2	Non Exempt Hrly
10/25/1979	Sr. Construction Operator	Harrisburg	2	Non Exempt Hrly
5/5/1980	Sr. Service Technician	Harrisburg	2	Non Exempt Hrly
11/16/1992	Sr. Service Technician	Metropolis	2	Non Exempt Hrly
6/4/1974	Sr. Service Technician	Vandalia	2	Non Exempt Hrly
5/14/1981	Operations Assistant	Virden	2	Non Exempt Hrly
2/2/1987	Sr. MIC Tech	Harrisburg	3	Non Exempt Hrly
12/1/1985	Sr. Construction Operator	Vandalia	2	Non Exempt Hrly
3/29/1976	Sr. Service Technician	Harrisburg	2	Non Exempt Hrly
7/18/2005	Service Technician	Virden	1	Non Exempt Hrly
8/30/2004	Sr. Service Technician	Vandalia	2	Non Exempt Hrly
4/28/2008	Meter Reader	Virden	1	Non Exempt Hrly
3/17/2003	Sr. Service Technician	Virden	2	Non Exempt Hrly
5/24/2004	Sr. Service Technician	Virden	2	Non Exempt Hrly
IOWA State Total: 12
Hire Date	Job Name	Work Location	Grade	Pay Basis
4/16/1990	Town Operator	Keokuk	4	Non Exempt Hrly
7/28/2008	Service Technician	Keokuk	1	Non Exempt Hrly
6/1/1978	Distribution Operator	Keokuk	3	Non Exempt Hrly
11/19/1990	Crew Leader	Keokuk	3	Non Exempt Hrly
5/7/1979	Operations Assistant	Keokuk	2	Non Exempt Hrly
3/19/1979	Operations Assistant	Keokuk	2	Non Exempt Hrly

Amended Schedules - 18

3/5/1990	Sr. Construction Operator	Keokuk	2	Non Exempt Hrly
9/1/1973	Operations Manager	Keokuk	6	Exempt Salary
1/24/1972	Sr. Service Technician	Keokuk	2	Non Exempt Hrly
1/11/2010	Meter Reader	Keokuk	1	Non Exempt Hrly
1/9/2006	Project Specialist	Keokuk	4	Exempt Salary
2/12/1990	Operations Supervisor	Keokuk	5	Exempt Salary
MISSOURI State Total: 63
Hire Date	Job Name	Work Location	Grade*	Pay Basis
1/25/1971	Operations Assistant	Hannibal	2	Non Exempt Hrly
1/10/1994	Crew Leader	Sikeston	U	Non Exempt Hrly
7/31/2006	Sr. Construction Operator	Jackson	U	Non Exempt Hrly
3/5/1990	Sr. Construction Operator	Hannibal	2	Non Exempt Hrly
5/18/1998	Sr. Construction Operator	Jackson	U	Non Exempt Hrly
8/18/1997	Operations Assistant	Butler	2	Non Exempt Hrly
5/3/1988	Meter Reader	Caruthersville	U	Non Exempt Hrly
1/9/1989	Distribution Operator	Hannibal	3	Non Exempt Hrly
3/16/1999	Sr. Service Technician	Butler	U	Non Exempt Hrly
12/3/1984	Sr. Service Technician	Caruthersville	U	Non Exempt Hrly
12/17/1990	Sr. MIC Tech	Caruthersville	U	Non Exempt Hrly
8/26/1991	Sr. Construction Operator	Sikeston	U	Non Exempt Hrly
6/18/1990	Project Specialist	Sikeston	4	Exempt Salary
12/9/1985	Crew Leader	Butler	U	Non Exempt Hrly
12/9/1996	Sr. Service Technician	Malden	U	Non Exempt Hrly
8/14/1984	Operations Supervisor	Hannibal	5	Exempt Salary
4/16/1979	Sr. Service Technician	Kirksville	U	Non Exempt Hrly
12/16/1998	Operations Assistant	Jackson	2	Non Exempt Hrly
3/12/1984	Operations Assistant	Kirksville	2	Non Exempt Hrly
10/1/1990	Distribution Operator	Hannibal	3	Non Exempt Hrly
8/7/1978	Sr. Service Technician	Malden	U	Non Exempt Hrly
3/15/1985	Sr. Service Technician	Jackson	U	Non Exempt Hrly
1/2/1992	Sr. MIC Tech	Sikeston	U	Non Exempt Hrly
4/23/1982	Sr. Construction Operator	Caruthersville	U	Non Exempt Hrly
11/20/1978	Sr. Service Technician	Sikeston	U	Non Exempt Hrly
12/22/1980	Corrosion Control Technician	Hannibal	3	Non Exempt Hrly
4/9/1982	Sr. Construction Operator	Jackson	U	Non Exempt Hrly
1/1/1990	Sr. Construction Operator	Hannibal	2	Non Exempt Hrly
7/24/1990	Sr. Service Technician	Sikeston	U	Non Exempt Hrly
6/3/1977	Sr. Service Technician	Caruthersville	U	Non Exempt Hrly
6/3/1985	Operations Supervisor	Kirksville	5	Exempt Salary
11/18/1977	Sr. Service Technician	Caruthersville	U	Non Exempt Hrly
6/21/1982	Mgr Public Affairs	Jackson	6	Exempt Salary
5/1/1975	Crew Leader	Caruthersville	U	Non Exempt Hrly
6/30/2008	Construction Operator	Hannibal	1	Non Exempt Hrly
1/14/2008	Sr. Service Technician	Malden	U	Non Exempt Hrly
11/24/2008	Meter Reader	Jackson	U	Non Exempt Hrly
11/17/2008	Meter Reader	Kirksville	U	Non Exempt Hrly

Amended Schedules - 19

7/17/2007	Meter Reader	Malden	U	Non Exempt Hrly
1/7/2008	Meter Reader	Sikeston	U	Non Exempt Hrly
5/21/2007	Meter Reader	Butler	U	Non Exempt Hrly
8/6/2007	Service Technician	Jackson	U	Non Exempt Hrly
4/6/2006	Construction Operator	Kirksville	U	Non Exempt Hrly
2/4/1998	Sr. Service Technician	Sikeston	U	Non Exempt Hrly
5/12/1998	Operations Supervisor	Jackson	5	Exempt Salary
7/15/2004	Service Technician	Hannibal	1	Non Exempt Hrly
2/1/1996	Sr. MIC Tech	Jackson	U	Non Exempt Hrly
10/26/1998	Sr. Construction Operator	Hannibal	2	Non Exempt Hrly
2/14/2008	Construction Operator	Jackson	U	Non Exempt Hrly
5/13/2002	Sr. Construction Operator	Butler	U	Non Exempt Hrly
3/16/1994	Operations Supervisor	Malden	5	Exempt Salary
6/27/1997	Sr. MIC Tech	Hannibal	3	Non Exempt Hrly
11/17/1997	Operations Supervisor	Sikeston	5	Exempt Salary
7/16/1990	Sr. Service Technician	Kirksville	U	Non Exempt Hrly
9/17/1987	Sr. Service Technician	Sikeston	U	Non Exempt Hrly
3/11/1996	Sr. Service Technician	Jackson	U	Non Exempt Hrly
7/23/1990	Crew Leader	Kirksville	U	Non Exempt Hrly
6/26/1995	Sr. Construction Operator	Sikeston	U	Non Exempt Hrly
3/12/2007	Sr. Construction Operator	Malden	U	Non Exempt Hrly
5/9/2011	Meter Reader	Sikeston	U	Non Exempt Hrly
5/23/2011	Operations Assistant	Caruthersville	2	Non Exempt Hrly
11/22/2011	Operations Assistant	Sikeston	2	Non Exempt Hrly
8/8/2011	Meter Reader	Hannibal	1	Non Exempt Hrly
				Grand Total: 105

*	U = Union

We have two posted positions:

(1)	Meter Reader, Vandalia, IL

(2)	Meter Reader, Malden, MO – position covered by union contract

Candidate for each position going through pre-employment steps during the week of July 22, 2012. Their hire date will August 1, 2012 or after.

Amended Schedules - 20

SCHEDULE 7.9(c)

COLLECTIVE BARGAINING UNITS

ILLINOIS: None.

IOWA: None.

MISSOURI: International Brotherhood of Electrical Workers, Local Union 1439, AFL-CIO.

Amended Schedules - 21

SCHEDULE 7.10(d)

ASSET TRANSFER AMOUNT OF

PENSION LIABILITIES AND ASSETS

Transfer of Pension Liabilities and Assets

For purposes of determining the asset transfer amount:

Terminations Prior to Closing Date

Seller will retain the liability, and no assets will be transferred.

New Hires Prior to Closing

Employees will become participants in the Retirement Savings Plan and will not participate in the Pension Account Plan; no assets will be transferred.

Active Participants at Closing Date

Grandfathered Participants

•

Assets transferred: Greater of (1) the Pension Account Plan account balance at Closing Date[1] or (2) the lump sum value of the Pension Account Plan grandfathered monthly benefit earned as of the Closing Date

•	Assumptions: For the lump sum value of the grandfathered benefit, IRS 417(e) interest rates and mortality table in effect for lump sums payable as of the first of the month following the Closing Date

Non-grandfathered Participants

•	Assets transferred: Pension Account Plan account balance at Closing Date[1]

•	Assumptions: Not applicable

[1]	Account balance will include a partial year of pay credits and interest credits if the transaction closes in the middle of a calendar year.

Adjustment Between Closing Date and Actual Transfer Date

For purposes of Section 7.9(e), the Interest Crediting Rate in effect in the Pension Account Plan during the period between Closing Date and Actual Transfer Date will be used for the adjustment.

Amended Schedules - 22

SCHEDULE 7.10(f)

ASSET TRANSFER AMOUNT OF POST-RETIREMENT

HEALTH AND WELFARE BENEFITS

Transfer of Retiree Medical Liabilities and Assets

For purposes of determining the asset transfer amount, Seller will transfer based on financial reporting assumptions as this is the basis for rate recovery.

Discount Rate	Based on high quality corporate bond yields as of the Closing Date

Salary Increase	4.0% per year

Medical/Dental Plan Trend Rate:

• Medical costs	8.00% in fiscal year 2012: reducing 0.5% per year, reaching 5.00% in fiscal year 2018 and after.

• Prescription drug costs	8.00% in fiscal year 2012: reducing 0.5% per year reaching 5.50% in fiscal year 2017 and after.

• Dental costs	6.00% in fiscal year 2011 and after

Mortality Table	RP2000 White Collar with mortality improvement projected to 2020 using Scale AA

Termination	Rates varying by age and service. Sample rates:

		Age	Age	Age
		25	40	55

	Rate	12.1%	4.7%	2.2%

Retirement	Rates varying by age:

	Age	Rate

	55-58	5%

	59-60	10%

	61	15%

	62	40%

	63-64	30%

	65-69	50%

	70	100%

Percentage Covering Spouses	70%

Spouses Ages	Wives 2 years younger than husbands

Participation Rates	95%

Other Assumptions	Other assumptions as used for the Seller’s most recent financial statement disclosures as of September 30, 2011

Amended Schedules - 23

SCHEDULE 7.10(i)

SEVERANCE ARRANGEMENTS

Seller has no formal severance policy, however Seller’s general practice is 1.5 weeks pay for each full year of service (rounded down) – minimum five weeks, no maximum.

Seller also subsidizes COBRA coverage for the same amount of time as calculated above at a rate same as active-employee rates.

Amended Schedules - 24